CORNING NATURAL GAS CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
September 30, 2000 and 1999

	2000	1999
Capitalization and liabilities:

Common stockholders' equity:
Common stock (common stock $5.00 par	$2,300,000	$2,300,000
value per share. Authorized 1,000,000
shares; issued and outstanding 460,000 shares)
Other paid-in capital	653,346	653,346
Retained earnings	1,967,389	2,093,937
Accumulated other comprehensive income-
net unrealized gain on securities available
for sale (net of income taxes of $67,376
in 2000 and $33,424 in 1999)	130,790	64,883
Total common stockholders' equity	5,051,525	5,112,166

Long-term debt, less current installments	11,429,421	11,507,315

Current liabilities:
Current portion of long term debt	374,335	367,048
Borrowings under lines-of-credit	5,175,359	2,165,000
Accounts payable	1,715,628	1,404,370
Accrued expenses	591,221	233,969
Customer deposits and accrued interest	674,458	665,990
Deferred income taxes	120,103	---

Accrued general taxes	119,331	94,441
Supplier refunds	294,676	268,862
Dividends payable	149,500	149,500
Total current liabilities	9,214,611	5,349,180

Deferred credits and other liabilities:
Deferred income taxes	2,448,994	2,413,080
Deferred compensation and post-retirement
benefits	2,089,854	1,519,142
Other	92,107	612,888
Total deferred credits and other liabilities	4,630,955	4,545,110

Concentrations and commitments (notes 3 and 10)

Total capitalization and liabilities	$30,326,512	$26,513,771
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See accompanying notes to consolidated financial statements.